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                                                                    Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the Prospectus Supplement dated November 20, 1997 (To Prospectus Dated June 6, 1997) of IMC Mortgage Company relating to the IMC Home Equity Loan Trust 1997-7 of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Report of Experts".


                                              COOPERS & LYBRAND L.L.P.


                                              /s/ Coopers & Lybrand L.L.P.
                                              ----------------------------



New York, New York
November 21, 1997